Exhibit 99.01

NEWS

Company Contact: Anthony Christon
Chief Financial Officer
Jaclyn, Inc.
(201) 909-6000

JACLYN, INC. ANNOUNCES AGREEMENT
FOR THE SALE OF OFFICE AND WAREHOUSE FACILITY

FOR IMMEDIATE RELEASE

Maywood, NJ, June 21, 2007....................Jaclyn, Inc. (AMEX:JLN) today announced that it has entered into an agreement for the sale of the Company’s former executive office and warehouse facility, as well as two adjacent lots, located in West New York, New Jersey. As previously announced, Jaclyn recently moved its executive offices from West New York to new leased premises located in Maywood, New Jersey.

The proposed purchase price is $8,000,000, the substantial portion of which is payable at closing. The closing of the sale is scheduled for October 15, 2007, although the proposed purchaser has the right to extend the closing date for two separate 4-month periods, in each case upon payment of an extension fee. The proposed purchaser also has the right, for a 60-day period after the agreement date, to terminate the agreement under certain circumstances based on its environmental due diligence of the properties to be sold. The closing is contingent on the proposed purchaser’s receipt of governmental approvals required for the construction of residential, multi-family housing consisting of 150 residential units, as well as a number of other contingencies and conditions, including the receipt of acquisition and construction loan commitments.

The Company noted that since the proposed transaction is subject to a number of conditions and contingencies, including the receipt of required governmental approvals, there is no assurance that a sale of the property will be concluded.

Note: This press release may contain forward-looking statements that are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual performance and results may vary as a result of a number of risks, uncertainties and other factors, both foreseen and unforeseen, including general economic and business conditions, competition in the accessories and apparel markets, continuing favorable sales patterns, pricing and consumer buying trends.

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Jaclyn, Inc. is a designer, manufacturer and marketer of apparel, women's sleepwear, infants' and children's apparel, handbags, premiums and related accessories. Our web site is at www.jaclyninc.com.